 Exhibit 10.2

COMPREHENSIVE RELEASE AND SEVERANCE AGREEMENT

1.        Agreement and Comprehensive Release. I, J. PATRICK MCGOLDRICK, hereby acknowledge that I resigned my employment in all capacities with Rivoli BanCorp Inc., and Rivoli Bank & Trust, effective August 3, 2005, and my position as a director of Rivoli Bank & Trust was terminated as of August 23, 2005. For valid consideration described more fully below, the sufficiency of which is hereby acknowledged, I hereby release and forever discharge Rivoli BanCorp Inc., Rivoli Bank & Trust, and their affiliates, and all their respective officers, directors, employees, agents, attorneys, successors, and assigns (hereinafter referred to collectively as the Company) from any and all claims, demands and causes of action that I may have against the Company arising on or before the Effective Date, including, by way of example and without limitation, all statutory, common law, and other claims based upon:

A.        Actual or alleged violations of the Equal Employment Opportunity Act, Title VII of the Civil Rights Act of 1964, as amended by subsequent congressional legislation including, without limitation, the Civil Rights Act of 1991, 42 U.S.C. Section 2000e, et seq.; the Equal Pay Act of 1963; and the Civil Rights Act of 1866, 42 U.S.C. Section 1981;

B.        Actual or alleged violations of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. Section 1001, et seq.;

C.        Actual or alleged violations of the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701, et seq.; the Family and Medical Leave Act of 1993 (FMLA), 29 U.S.C. Section 2601 et seq., the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. Section 12101, et seq.; and the Age Discrimination in Employment Act, as amended (ADEA), 29 U.S.C. Section 621, et seq.;

D        Actual or alleged violations of Georgia Equal Employment for Persons with Disabilities Code;

E.        Actual or alleged violations of any other federal, state or local law, including without limitation those which prohibit employment discrimination based upon race, sex, religion, age, disability, handicap, national origin or any other protected characteristic or classification;

F.        Actual or alleged breaches of contract;

G.        Actual or alleged torts, including but not limited to defamations, or invasions of privacy; and

H.        Any and all other claims, demands, and causes of action based upon actual or alleged legal restrictions, express or implied, on the Company's right to control the terms and conditions of my employment, to terminate my employment or that of other employees, or to terminate my position as a director of Rivoli Bank & Trust.

2.        Covenant Not To Sue. I hereby agree not to accept or receive, directly or indirectly, any money, payment, settlement, reward, or other financial gain or consideration, or other benefit, for the filing, commencement or initiation of any claims before any federal agency, and I further agree not to file, commence, or initiate any demands or causes of action in any state or federal court against the Company based upon or relating to any of the claims covered by this Comprehensive Release and Severance Agreement. This Comprehensive Release and Severance Agreement shall constitute a complete defense to any such legal action brought in violation of this paragraph.

3.        Warranties/Representations. I hereby warrant and represent that:

A.        I have carefully read and fully understand the terms and conditions of this Comprehensive Release and Severance Agreement;

B        I am executing this Comprehensive Release and Severance Agreement knowingly and voluntarily, without any duress, coercion or undue influence and of my own free will and without relying upon any representations by the Company or its representatives, except such as are contained herein;

C.        I am hereby advised by the Company to consult with an attorney of my choice before executing this Comprehensive Release and Severance Agreement and, in fact, have had ample opportunity to do so;

D.        I hereby agree not to disclose any matters relating to the contents of this Comprehensive Release and Severance Agreement unless necessary to enforce the terms of this Comprehensive Release and Severance Agreement. This shall not preclude me from disclosing the contents of this Comprehensive Release and Severance Agreement to my attorneys, tax advisors or spouse. Because I have had access during my employment to information concerning the Company that is confidential, I agree not to disclose any confidential information concerning the Company at any time to any person or entity. I further agree that if I do not maintain this confidentiality, I will immediately forfeit and reimburse the Company for all of the monetary consideration and related benefits furnished or to be furnished by the Company as referred to in Paragraph 4;

E.        I hereby agree to refrain from any negative comments or public criticisms about the Company or its officers and employees. The Company and its Board members agree to refrain from any negative comments or public criticism about me as an employee or member of the Company. I agree that if I do not maintain at least a neutral position in this area, I will immediately forfeit and reimburse the Company for all of the monetary consideration and related benefits furnished or to be furnished by the Company as referred to in Paragraph 1 and as described in Paragraph 4. This provision will not preclude me from describing my reason for separation to the Georgia Department of Labor for purposes of obtaining unemployment compensation benefits;

F.        I specifically agree that the waiver provisions set forth herein include any rights or claims I may have against the Company under the Age Discrimination in Employment Act, as amended (ADEA), 29 U.S.C. Section 621, et seq., that arose on or before the execution of the Comprehensive Release and Severance Agreement. In consideration of this waiver of rights under the ADEA, I acknowledge that I will accept and receive the consideration set forth in Paragraph 4. I further acknowledge that prior to signing this Comprehensive Release and Severance Agreement, I was given a copy of this Comprehensive Release and Severance Agreement and allowed to fully review it. I also agree and acknowledge that I consider this portion of the Comprehensive Release and Severance Agreement as a written directive from the Company advising me that I have twenty-one (21) days in which to consider signing. I acknowledge that I was given this Comprehensive Release and Severance Agreement on August 31, 2005.

G.        This Comprehensive Release and Severance Agreement shall take effect seven (7) days after I sign below, and I may revoke this Comprehensive Release and Severance Agreement within that seven (7) day period. Thereafter, unless revoked during said seven (7) day period, this Comprehensive Release and Severance Agreement will be effective and enforceable on and after the eighth day following my signing (said eighth day being the "Effective Date").

H.        I understand and agree that the promises made herein are several and separate, and if any portion of this Comprehensive Release and Severance Agreement is held to be void, illegal, or otherwise unenforceable, such unenforceability shall not affect the validity of the other portions of this Comprehensive Release and Severance Agreement set forth herein. This Comprehensive Release and Severance Agreement shall be construed under applicable laws in effect in Georgia.

I.        I agree not to seek, accept, or engage in employment in an executive capacity by or for any bank, savings and loan, credit union, or mortgage lender in Bibb County, Georgia, during the period ending twelve months following the Effective Date, nor to solicit on behalf of any other entity the employment of any employee of the Company, nor to solicit on behalf of any other entity the banking business of any person or entity known by me to be a customer of the Company. I understand that if I breach the covenants in this sub-paragraph I., the Company is entitled to terminate the payment or provision of any benefit under this Comprehensive Release and Severance Agreement and to be reimbursed for the full value of any consideration already provided hereunder, and I agree that the Company may seek injunctive relief, if necessary, to enforce the terms of this sub-paragraph.

J.        During the period ending twelve months following the Effective Date, I agree to make myself available and to co-operate fully with management of the company and with any committee of the Board of Rivoli BanCorp Inc., and Rivoli Bank & Trust in assessing strategic alternatives and providing all necessary support to the smooth transition for current and future management.

4.        Consideration. In exchange for my agreement to the terms contained in this Comprehensive Release and Severance Agreement, I will receive nine equal monthly payments in the amount of $ 15, 416.67 (Fifteen Thousand Four Hundred Sixteen and 67/100 Dollars), with the last of said payments to occur not later than nine months following the Effective Date, less all applicable withholdings and deductions required by state and federal law. In addition, during the period ending nine months following the Effective Date, I will be maintained on the Company's current health insurance plan and accidental death insurance, the Company will pay $ 400.00 (Four Hundred and no/100 Dollars) per month (for a total of $ 3600.00) in lieu of my monthly dues and charges to my account at Idle Hour Golf and Country Club, and the Company will continue to pay my car allowance of $ 1000.00 (One Thousand and no/100 Dollars) per month (for a total of $ 9,000.00). At the end of the period ending nine months following the Effective Date, I will be offered continuation of health benefits coverage as required by federal law ("COBRA" coverage). Notwithstanding the foregoing, if, as the result of agreements entered into between the Company and Security Bank Corporation within the period ending nine (9) months following the Effective Date, a change of control occurs between the Company and Security Bank Corporation, including its subsidiaries and affiliates, the monetary consideration amounts described above shall be increased in each instance by an amount equal to an additional three months' payments, and said additional amounts shall be paid to me at the time of closing and in a lump sum. In the event of such a change of control, I understand that my obligations under this Comprehensive Release and Severance Agreement shall continue to be in force and effect without modification or reduction as to term. I understand that any request received by the Company for an employment reference shall be referred to the Chairman of the board of Rivoli BanCorp Inc., who shall provide a positive reference.

5.        Continued Service on the Board of Rivoli BanCorp Inc. I will continue to serve as a director of Rivoli BanCorp Inc., in accordance with the applicable by-laws and legal obligations; provided however, that I hereby agree to resign my position as a director, in writing, not later than nine months following the Effective Date, unless a change of control of the Company takes place prior to that time. Nothing herein confers upon me any right to continue to serve as a director on any re-constituted or newly-constituted board, in the event of a change of control of the Company. I acknowledge that nothing in this Comprehensive Release and Severance Agreement affects or excuses my fiduciary obligations as a director of Rivoli BanCorp Inc., for so long as I continue to serve in that capacity.

6.        Unemployment Compensation. I understand that, at the end of the nine-month period during which I will receive my benefits, the Company will issue a Separation Notice to me and that the company will state in said Notice that the reason for my separation was due to philosophical differences.

7.        COBRA Entitlement. I understand that I am entitled to continuation of health benefits coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. 1161, et seq., regardless of whether I enter into this Comprehensive Release and Severance Agreement. Furthermore, I acknowledge that nothing herein affects my eligibility for COBRA continuation coverage consistent with federal requirements, upon the termination of my Company-provided health benefits.

8.        Merger Clause. This Comprehensive Release and Severance Agreement constitutes the full understanding between the Company and me relating to the subject matter covered herein; the terms and conditions of this Comprehensive Release and Severance Agreement may not be altered or changed except in writing signed by both the Company and me.

9.        Knowing/Voluntary Waiver. I affirm that I have carefully read this entire Comprehensive Release and Severance Agreement. I attest that I fully understand the extent and impact of its provisions and that I have been afforded the opportunity to discuss it fully with an attorney of my choice. I affirm that I am fully competent to execute this Comprehensive Release and Severance Agreement and that I do so voluntarily and without any coercion, undue influence, threat, or intimidation of any kind or type.

Dated this 7th day of September, 2005.

/s/ J. Patrick McGoldrick
J. Patrick McGoldrick
420 Ashley Place
Macon, Georgia 31204                        Accepted by Rivoli BanCorp Inc., and Rivoli                                                 Bank & Trust:

/s/ Cindy McGoldrick                                By: /s/ F. Tredway Shurling
Witness                                                (Its Chairman)
September 12, 2005